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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in Registration Statements No. 333-102509 and 333-66758 of PDF Solutions, Inc., on Form S-8 of our report dated November 12, 2002, (which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern) on the consolidated financial statements of IDS Software Systems, Inc. appearing in this current report on Form 8-K/A of PDF Solutions, Inc.

/s/ Ernst and Young LLP

Palo Alto, California
November 6, 2003